Exhibit 99.1

Navigators Announces Board of Directors Changes

NEW YORK, May 29, 2011— The Navigators Group, Inc. (NASDAQ:NAVG) today announced that Peter A. Cheney will retire from the Board of Directors at the conclusion of his current term in May 2011. The Company also announced that it has nominated Geoffrey E. Johnson to stand for election at the Company’s upcoming Annual Meeting of Stockholders on May 26, 2011.

Mr. Cheney, age 68, has been a director since 2003 and has served as the chairman of the Company’s Finance Committee and as a member of the Audit Committee. Mr. Cheney retired after 19 years with Re Corporation in 1996, where he held various positions including Executive Vice President, Chief Financial Officer and Director.

Mr. Johnson, age 63, began his career at Price Waterhouse UK in 1969 where he remained for 29 years, serving major clients of the firm and holding a number of management positions, ultimately becoming Managing Partner of Price Waterhouse Europe. In 1998, he moved to New York to become Global CFO/Operations Leader of the newly merged PricewaterhouseCoopers. Most recently, he served as Chief Executive Officer of L&F Insurance Group, Bermuda from 2002 to 2010 and is currently Chairman of Professional Asset Indemnity Limited, a Bermuda Insurance Company, and Senior Independent Director of Omega Insurance Holdings Limited a UK-listed, Bermuda resident insurance company with substantial Lloyd’s interests. He is a graduate of Sheffield University (B.A. Economics) and is a Fellow of the Institute of Chartered Accountants in England and Wales.

“We wish to thank and recognize Peter Cheney for his years of dedicated service,” said Stanley A. Galanski, President and Chief Executive Officer. “Peter has been a sage advisor to us for many years and his many contributions will be missed, I am also very pleased to add Geoffrey to our Board of Directors. His financial and leadership experience in both the U.S. and the international insurance markets will be an asset to our growing Company. “

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

CONTACT:
Taha Ebrahimi
Media Inquiries
(914) 933-6209
tebrahimi@navg.com

www.navg.com